   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 6, 1996
                                                  REGISTRATION NO. 333-_________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            INTRANET SOLUTIONS, INC.
             (Exact name of registrant as specified in its charter)

                                   MINNESOTA
                 (State or other jurisdiction of incorporation)

                                   41-1652566
                       (IRS Employer Identification No.)

                        9625 WEST 76TH STREET, SUITE 150
                         EDEN PRAIRIE, MINNESOTA  55344
                    (Address of principal executive offices)

                 1994 - 1997 STOCK OPTION AND COMPENSATION PLAN
                              (Full title of Plan)

                                ROBERT F. OLSON
                            INTRANET SOLUTIONS, INC.
                        9625 WEST 76TH STREET, SUITE 150
                         EDEN PRAIRIE, MINNESOTA  55344
                                 (612) 903-2000
           (Name, address and telephone number of agent for service)

                                   Copies to:

                             WILLIAM M. MOWER, ESQ.
                         MASLON EDELMAN BORMAN & BRAND,
                  A PROFESSIONAL LIMITED LIABILITY PARTNERSHIP
                              3300 NORWEST CENTER
                          MINNEAPOLIS, MN  55402-4140
                                 (612) 672-8200

                        CALCULATION OF REGISTRATION FEE


TITLE OF                           PROPOSED MAXIMUM  PROPOSED MAXIMUM
OF SECURITIES TO BE  AMOUNT TO BE  OFFERING PRICE    AGGREGATE           AMOUNT OF
REGISTERED           REGISTERED    PER SHARE (1)     OFFERING PRICE (1)  REGISTRATION FEE
- -------------------  ------------  ----------------  ------------------  ----------------
Common Stock (no      10,000,000
par value per share)    shares         $2.56          $25,600,000         $8,827.59

(1) Estimated solely for purposes of computing the registration fee in accordance with Rule 457(h) and based upon the average of the high and low prices of the Common Stock on the NASDAQ National Market System on September 4, 1996.





                            Exhibit Index at Page 7

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation of Documents by Reference.

     The following documents filed by the registrant with the Securities and Exchange Commission are incorporated herein by reference and made a part hereof:

     (a) The contents of the Registrant's Form 10-KSB for the fiscal year ended July 31, 1995.
     (b) The contents of the Registrant's Form 8-K, dated August 8, 1996.
     (c) The contents of the Registrant's Form 10-QSB for the second quarter ended June 30, 1996.
     (d) The contents of the Registrant's Definitive Proxy Statement dated July 5, 1996.

     All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4. Description of Securities.

     The Company's authorized capital stock consists of 50,000,000 shares of
common stock, $.01 par value.   There are currently 29,762,425 shares of Common
Stock outstanding and 8,352,804 shares reserved for issuance upon exercise of outstanding options and warrants.

     There are no preemptive, subscription, conversion or redemption rights pertaining to the Common Stock. The absence of preemptive rights could result in a dilution of the interest of existing shareholders should additional shares of Common Stock be issued. Holders of the Common Stock are entitled to receive such dividends as may be declared by the registrant's Board of Directors out of assets legally available therefore, and to share ratably in the assets of the registrant available upon liquidation.

     Each share of Common Stock is entitled to one vote for all purposes. Accordingly, the holders of more than fifty percent of all of the outstanding shares of Common Stock can elect all of the directors. Significant corporate transactions such as mergers, sales of assets and dissolution or liquidation require approval by the affirmative vote of the majority of the outstanding shares of Common Stock. Other matters to be vote upon by the holders of Common Stock normally require the affirmative vote of a majority of the shares present or represented by proxy at the particular shareholders' meeting. The Company's directors and officers as a group beneficially own approximately 66.8% of the outstanding Common Stock of the Company. Accordingly, such persons will continue to be able to substantially control the Company's affairs, including, without limitation, the sale of equity or debt securities of the Company, the appointment of officers, the determination of officers' compensation and the determination whether to cause a registration statement to be filed.

     The rights of holders of the shares of Common Stock may become subject in the future to prior and superior rights and preferences in the event the registrant's Board of Directors establishes one or more additional classes of Common Stock, or one or more additional series of Preferred Stock. The registrant's Board of Directors has no present plan to establish any such additional class or series.

     The registrant is governed by the provisions of Sections 302A.671 and 302A.673 of the Minnesota Business Corporation Act. In general, Section 302A.671 provides that the shares of a corporation acquired in a "control share acquisition" have no voting rights unless voting rights are approved in a prescribed manner. A "control share acquisition" is an acquisition, directly or indirectly, of beneficial ownership of shares that would, when added to all other shares beneficially owned by the acquiring person, entitle the acquiring person to have voting power of 20% or more in the election of directors. In general, Section 302A.673 prohibits a publicly-held Minnesota corporation from engaging in a "business combination" with an "interested shareholder" for a period of four years after the date of the transaction in which the person became an interested shareholder, unless the business combination is approved in a prescribed manner. "Business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested shareholder. An "interested shareholder" is a person who is the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock or who is an affiliate or associate of the corporation and at any time within four years prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the corporation's voting stock.


Item 5.   Interests of Named Experts and Counsel.

    Not applicable.

Item 6.   Indemnification of Directors and Officers.

     The registrant is governed by Minnesota Statutes Chapter 302A. Minnesota Statutes Section 302A.521 provides that a corporation shall indemnify any person made or threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorney's fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; acted in good faith; received no improper personal benefit and Section 302A.255, if applicable, has been satisfied; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation.

Item 7.   Exemption from Registration Claimed.

    Not applicable.

Item 8.   Exhibits.

4A.     Articles of Incorporation of the registrant (incorporated herein by reference as filed with the Securities and Exchange Commission in connection with the Registrant's Definitive Proxy dated July 5, 1996)
4B.     Bylaws of the Company (incorporated herein by reference as filed with the Securities and Exchange Commission in connection with the
        Registrant's Definitive Proxy dated July 5, 1996)
5.      Opinion of Maslon Edelman Borman & Brand, P.L.L.P
23.1    Consent of Gelfond Hochstadt Pangburn & Co.
23.2    Consent of Lund Koehler Cox & Company, PLLP
23.3    Consent of Maslon Edelman Borman & Brand, P.L.L.P. (contained in Exhibit 5).
24.     Power of Attorney (included on Page 6).


Item 9. Undertakings.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i)and (a)(1)(ii) do not apply if the information required to included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Minneapolis, State of Minnesota, on September 6, 1996.

                                              INTRANET SOLUTIONS, INC.
                                               Registrant

                                              By /s/ Robert F. Olson
                                                 ------------------------
                                                 Robert F. Olson
                                                 President
                                                 (Principal Executive Officer)

                               POWER OF ATTORNEY

     We, the undersigned officers and directors of IntraNet Solutions, Inc., hereby severally constitute Jeffrey J. Sjobeck and William M. Mower, our true and lawful attorney with full power to him, to sign for us and in our names, in the capacities indicated below the registration statement filed herewith and any amendments to said registration statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable IntraNet Solutions, Inc. to comply with the provisions of the Securities Act of 1933 as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

     Pursuant to the requirements of the Securities Exchange Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.



NAME                         TITLE                                                      DATE
- -----------------------------------------------------------------------------------  -----------------

/s/ Robert F. Olson          Chairman of the Board, Chief                              September 6, 1996
- --------------------------   Executive Officer and President
Robert F. Olson              (Principal Executive Officer)

/s/ Jeffrey J. Sjobeck       Chief Financial Officer and Director                      September 6, 1996
- --------------------------   (Principal Financial and
Jeffrey J. Sjobeck           Accounting Officer)

/s/ Ronald E. Eibensteiner   Director                                                  September 6, 1996
- --------------------------
Ronald E. Eibensteiner

/s/ David D. Koentopf        Director                                                  September 6, 1996
- --------------------------
David D. Koentopf

/s/ Henry Fong               Director                                                  September 6, 1996
- --------------------------
Henry Fong

                                    EXHIBITS


Exhibit Number           Description of Exhibit                                              Page No.
- ---------------          -------------------------                                          --------
5.             Opinion of Maslon Edelman Borman & Brand, P.L.L.P.                             8
23.1           Consent of Gelfond Hochstadt Pangburn & Co.                                    9
23.2           Consent of Lund Koehler Cox & Company, PLLP                                   10
23.3           Consent of Maslon Edelman Borman & Brand, P.L.L.P. (contained in Exhibit 5).   8
24.            Power of Attorney (included on Signature page).                                6

                                  Page 7 of 10